Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Bambusa Therapeutics, Inc. of our report dated August 3, 2026, except for the effects of the stock split discussed in Note 17 to the consolidated financial statements, as to which the date is October 26, 2026, relating to the financial statements of Bambusa Therapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 26, 2026